EXHIBIT 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Denis Hickey IntraBiotics Pharmaceuticals, Inc. (925) 906-5331
INTRABIOTICS PHARMACEUTICALS, INC.
ANNOUNCES NASDAQ DELISTING
LAFAYETTE, CA., October 13, 2005. IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today announced that it received a letter from The Nasdaq Stock Market dated October 12, 2005, notifying the Company that its Common Stock will be delisted from The Nasdaq National Market effective the opening of business on Friday, October 14, 2005.
The delisting decision was made by the Nasdaq Listing Qualifications Panel, following an appeal by the company of a prior determination by the staff of the Nasdaq Stock Market (the “Staff”) that the Company was a “public shell,” raising public interest concerns pursuant to Marketplace Rule 4300. On September 8, 2005, the Company appealed the Staff’s decision and requested a hearing before the Listing Panel, which occurred on October 6, 2005.
As previously disclosed, the Company issued warrants to purchase shares of its common stock in connection with its Series A convertible preferred stock offering on May 1, 2003 which provide that if the Company’s common stock is delisted from Nasdaq, the purchase price for the stock upon exercise of the warrants will be reduced by 50% without any concomitant increase in the number of shares of common stock for which the warrants are then exercisable. This provision will be triggered by the delisting. As of June 30, 2005 the Company had 789,171 such warrants outstanding with an exercise price of $2.066 per share. As of June 30, 2005 the Company had approximately 11.1 million common equivalent shares outstanding assuming the net exercise of in-the-money warrants and options to acquire common stock.
The Company’s quotation for its common stock is expected to appear in the “Pink Sheets” under the trading symbol “IBPI”. The Company’s common stock may also be quoted in the future on the OTC Bulletin Board (“OTCBB”) provided a market maker files the necessary application with the NASD and such application is cleared. The Company will disclose further trading venue information for its common stock when such information becomes available.
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